PROSPECTUS SUPPLEMENT
(To Prospectus Dated April 4, 2007)

Filed Pursuant to Rule 424(b)(3)
Registration File No. 333-131603

1,511,073 Shares

Common Stock

This Prospectus Supplement No. 2 supplements our Prospectus dated April 4, 2007 (which was contained in our Registration Statement on Form S-1 (File No. 333-131603)) with the following attached documents:

A	Current Report on Form 8-K dated May 24, 2007;
B	Current Report on Form 8-K dated June 25, 2007;
C	Current Report on Form 8-K dated June 30, 2007;

The attached information modifies and supersedes, in part, the information in the Prospectus.  This Prospectus Supplement No. 2 should be read in conjunction with the Prospectus, as previously supplemented, which is required to be delivered with this Prospectus Supplement.

Our common stock is quoted on the OTC Bulletin Board under the symbol “CRDT.”  On July 6, 2007 the last reported sale price of our common stock on the OTC Bulletin Board was $0.50 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 7 of our Annual Report on Form 10-K for the year ended December 31, 2006, which is incorporated by reference into the Prospectus, before deciding to invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 2 is July 6, 2007

INDEX TO FILINGS

Annex

Current Report on Form 8-K dated May 24, 2007	A
Current Report on Form 8-K dated June 25, 2007	B
Current Report on Form 8-K dated June 30, 2007	C

Annex A

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 24, 2007

CRDENTIA CORP.

(Exact name of registrant as specified in its charter)

Delaware	000-31152	76-0585701
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

5001 LBJ Freeway, Suite 850

Dallas, Texas 75244

(Address of Principal Executive Offices) (Zip Code)

(972) 850-0780

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

On May 24, 2007, Crdentia Corp. (the “Company”) entered into and completed an eighth closing of a private placement pursuant to a Securities Purchase Agreement, as amended (the “Securities Purchase Agreement”), and Registration Rights Agreement, as amended (the “Registration Rights Agreement”), for 166,666 shares at a price of $0.60 per share, with aggregate proceeds of $100,000.  The Securities Purchase Agreement and Registration Rights Agreement were amended as of February 22, 2007 to allow for multiple closings through March 15, 2007, on March 6, 2007 to allow for multiple closings through April 6, 2007, on April 5, 2007 to allow for multiple closings through April 30, 2007 and again on May 3, 2007 to allow for multiple closings through May 25, 2007.  The Board of Directors of the Company has authorized the sale of up to $5,000,000 in common stock in all closings of the private placement.  As previously reported on the Current Reports on Form 8-K filed on January 29, 2007, February 8, 2007, March 6, 2007, March 30, 2007, April 18, 2007, April 30, 2007 and May 9, 2007, the initial closing under the Securities Purchase Agreement occurred on January 25, 2007, a second closing occurred on February 7, 2007, a third closing occurred on March 2, 2007, a fourth closing occurred on March 28, 2007, a fifth closing occurred on April 12, 2007, a sixth closing occurred on April 26, 2007 and a seventh closing occurred on May 8, 2007.  All shares have been and will be issued in a private placement transaction pursuant to Section 4(2) of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.  Pursuant to the terms of the Registration Rights Agreement, the Company has agreed to cause a resale registration statement covering the shares to be filed within 30 days of May 25, 2007.

MedCap Partners L.P. invested $100,000 in the eighth closing of the private placement for 166,666 shares of common stock.  C. Fred Toney, Chairman of the Company’s Board of Directors, is the Managing Member of MedCap Management & Research LLC, which is the general partner of MedCap Partners L.P.  Mr. Toney abstained from the vote of the Company’s board of directors in favor of the private placement.

The foregoing descriptions of the transaction documents do not purport to be complete and are qualified in their entirety by the Securities Purchase Agreement and the Registration Rights Agreement filed as Exhibit 10.1 and Exhibit 10.2, respectively, to the Company’s Current Report on Form 8-K filed on January 29, 2007, which are incorporated herein by reference.

Item 3.02   Unregistered Sales of Equity Securities

The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 3.02.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRDENTIA CORP.

May 24, 2007	By:	/s/ James J. TerBeest
James J. TerBeest
Chief Financial Officer

3

Annex B

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 25, 2007

CRDENTIA CORP.

(Exact name of registrant as specified in its charter)

Delaware	000-31152	76-0585701
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

5001 LBJ Freeway, Suite 850

Dallas, Texas 75244

(Address of Principal Executive Offices) (Zip Code)

(972) 850-0780

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

On June 25, 2007, Crdentia Corp. (the “Company”) entered into a Services Agreement (the “Services Agreement”) with AudioStocks, Inc. (“AudioStocks”) whereby AudioStocks will provide investment services, web based shareholder communications and public relations services for the Company in exchange for (i) $80,000 (ii) 1,247,500 restricted shares of the Company’s common stock and (iii) a Common Stock Purchase Warrant to purchase up to 1,000,000 shares of the Company’s common stock at a purchase price of $0.60 per share (collectively, the “Compensation”).  The terms of the Services Agreement require the Company to register the shares of common stock that make up a part of the Compensation in its next permissible registration statement.  The term of the Services Agreement runs through June 24, 2008.

The foregoing descriptions of the documents related to the Services Agreement do not purport to be complete and are qualified in their entirety by the Services Agreement and the Common Stock Purchase Warrant attached as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K, which are incorporated herein by reference.

On June 25, 2007, the Company entered into and completed a ninth closing of a private placement pursuant to a Securities Purchase Agreement, as amended (the “Securities Purchase Agreement”), and Registration Rights Agreement, as amended (the “Registration Rights Agreement”), for 500,000 shares at a price of $0.60 per share, with aggregate proceeds of $300,000.  The Board of Directors of the Company has authorized the sale of up to $5,000,000 in common stock in all closings of the private placement.  As previously reported on the Current Reports on Form 8-K filed on January 29, 2007, February 8, 2007, March 6, 2007, March 30, 2007, April 18, 2007, April 30, 2007, May 9, 2007 and May 25, 2007, the initial closing under the Securities Purchase Agreement occurred on January 25, 2007, a second closing occurred on February 7, 2007, a third closing occurred on March 2, 2007, a fourth closing occurred on March 28, 2007, a fifth closing occurred on April 12, 2007, a sixth closing occurred on April 26, 2007, a seventh closing occurred on May 8, 2007 and an eighth closing occurred on May 24, 2007.  All shares have been and will be issued in a private placement transaction pursuant to Section 4(2) of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.  Pursuant to the terms of the Registration Rights Agreement, the Company has agreed to cause a resale registration statement covering the shares to be filed within 30 days of the final closing of the private placement.

MedCap Partners L.P. invested $210,000 in the ninth closing of the private placement for 350,000 shares of common stock.  MedCap Master Fund L.P. invested $90,000 in the ninth closing of the private placement for 150,000 shares of common stock.  C. Fred Toney, Chairman of the Company’s Board of Directors, is the Managing Member of MedCap Management & Research LLC, which is the general partner of MedCap Partners L.P. and MedCap Master Fund L.P.  Mr. Toney abstained from the vote of the Company’s board of directors in favor of the private placement.

The foregoing descriptions of the private placement documents do not purport to be complete and are qualified in their entirety by the Securities Purchase Agreement and the Registration Rights Agreement filed as Exhibit 10.1 and Exhibit 10.2, respectively, to the Company’s Current Report on Form 8-K filed on January 29, 2007, which are incorporated herein by reference.

Item 3.02   Unregistered Sales of Equity Securities

The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 3.02.

2

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description
10.1	Services Agreement, by and between the Company and AudioStocks, dated as of June 25, 2007.
10.2	Warrant to Purchase Common Stock of the Company, dated as of June 25, 2007

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRDENTIA CORP.

June 28, 2007	By:	/s/ James J. TerBeest
James J. TerBeest
Chief Financial Officer

4

EXHIBIT INDEX

Exhibit	Description
10.1	Services Agreement, by and between the Company and AudioStocks, dated as of June 25, 2007.
10.2	Warrant to Purchase Common Stock of the Company, dated as of June 25, 2007

5

Exhibit 10.1

AudioStocks, Inc. Agreement

June 25, 2007

SERVICES AGREEMENT

This agreement (the “Agreement”) is entered into on June 25, 2007 in order to induce AudioStocks, Inc., a Delaware corporation, whose corporate address is 2038 Corte del Nogal, Suite 110, Carlsbad, California 92011 (“AudioStocks, Inc.”), to perform substantially all of the following services (hereinafter “Services”) for Crdentia Corp., a Delaware corporation, whose corporate address is 5001 LBJ Freeway, Suite 850, Dallas, Texas 75244 (“Participant”).

A. Services. During the Term (as defined below) of this Agreement, AudioStocks, Inc. shall endeavor to provide the following services (the “Services”). AudioStocks, Inc. shall commence performance of services (“Commence Performance”) by taking any one of the following actions:

•                Participant will be introduced to AudioStocks, Inc.’s broker dealer, market maker, investment bank and institutional relationships.

•                AudioStocks may contract, manage and coordinate with additional firms in an effort to maximize shareholder development and market awareness and deliver the services through multiple marketing channels.

•                An independent Certified Financial Analyst will prepare a research report.

•                A feature placement on the www.AudioStocks.com website.

•                Interviewing key executives one-on-one by an AudioStocks, Inc. financial reporter. A press release shall be approved and issued by the Participant over the major news and financial newswires directing investors to the Participant’s section of the AudioStocks.com website which will list a brief profile, key products and services that Participant offers, and have all of the latest Participant press releases.

•                Up to twelve (12) AudioNews™ interviews.

•                Direct e-mail to targeted opt-in interest-based groups.

•                Daily access to a personal shareholder communications manager.

•                A corporate fact sheet will be distributed via e-mail to AudioStocks.com opt-in users.

•                Posting of Participant corporate documents on the AudioStocks website.

•                Posting of Participant logo, executive photographs and biographies.

•                AudioStocks, Inc. shall provide Participant with a confidential electronic link, enabling Participant to track visitors to the AudioStocks.com website. AudioStocks, Inc. will track the number of people that have visited Participant’s company link, the specific titles of and numbers of press releases that have been accessed, and the number of people that have requested information about Participant.

•                We will assign a member of the AudioStocks team to act as the Participant’s shareholder communications account executive. The account executive will be in charge of managing the day-to-day aspects of the AudioStocks strategy, including receiving telephone inquiries about Participant and following up with those parties that have made inquiries.

AudioStocks, Inc.	Participant

1

B.                                      Consideration. In consideration of AudioStocks, Inc. providing the aforementioned Services, within 5 business days of the execution of this Agreement, Participant shall tender payment(s) (hereinafter referred to as “Compensation”‘) as follows:

(1)                                     Cash Payment.  The Participant shall cause to be delivered to AudioStocks, Inc.  $80,000 in cash payments as follows:

(a)                                     Cash Payment One.   $40,000 upon execution of the Agreement.

(b)                                    Cash Payment Two.   $40,000 by or before August 25, 2007.

(2)                                     Restricted Common Stock. The Participant shall cause to be delivered to AudioStocks, Inc., 1,247,500 shares of the Participant’s restricted common stock (the “Restricted Stock”) as follows:

(a)                                     Restricted Payment One.   975,000 shares upon execution of the Agreement.

(b)                                    Restricted Payment Two.  272,500 shares by or before August 25, 2007.

(3)                                     Common Stock Purchase Warrants. The Participant shall cause to be delivered to AudioStocks, Inc., Common Stock Purchase Warrants (the “Warrants” attached hereto as Exhibit A) to purchase up to 1,000,000 shares of the Participant’s common stock at a purchase price of $0.60 per share.

C.                                      Term of the Agreement. This Agreement shall commence on the date first set forth above and shall terminate 365 days thereafter (the “Term”). Participant may terminate this Agreement with thirty (30) days notice for any reason. In the event of a material breach of this Agreement by AudioStocks, Inc., Participant shall provide AudioStocks, Inc. with notice of the material breach. AudioStocks, Inc. shall have ten (10) days from such notice to cure the material breach. Participant may terminate this Agreement immediately if such breach remains uncured after the expiration of such ten (10) day period.

D.                                    Compensation Terms. Once Compensation has been issued and tendered (and physically received by AudioStocks, Inc.), such Compensation shall be irrevocable and considered earned, due and payable to AudioStocks, Inc., without any security interests, liens, claims or other encumbrances. AudioStocks, Inc. does not offer any refunds after ten (10) days subsequent to AudioStocks, Inc. commencing performance as defined in this Agreement. Any Compensation, including any securities issued pursuant to this Agreement, shall be freely assignable by AudioStocks, Inc. Any dispute arising in connection with this Agreement shall be resolved by litigation filed in Superior Court in the County of San Diego, State of California. Any such litigation shall be adjudicated in accordance with the laws of the State of California in a “bench trial” before a judge. Both AudioStocks, Inc. and Participant expressly waive their right to a jury trial.

E.                                      Performance of Services. AudioStocks, Inc. shall, to the best of its ability, render the Services in a timely and professional manner consistent with industry standards and the terms of this Agreement by the completion dates set forth in writing and mutually and reasonably agreed to by the Parties hereof. AudioStocks, Inc. agrees that during the term of this Agreement it will not accept work from a

AudioStocks, Inc.	Participant

2

direct competitor of Participant. AudioStocks, Inc.’s relationship with the Participant shall be that of an independent contractor and nothing in this Agreement shall be construed to create a partnership, joint venture, agency or employer-employee relationship between the parties. AudioStocks, Inc. is not the agent of Participant and is not authorized and shall not have any authority to make any representation, contract or commitment on behalf of Participant, or otherwise bind Participant in any respect whatsoever. Participant acknowledges and understands that the majority of the services AudioStocks, Inc. will provide pursuant to the Agreement will be performed within the first sixty days of the term of the Agreement.

F.                                       Outside Consultants. From time to time, the Participant may require AudioStocks, Inc. to provide introductions to outside third party consultants, broker dealers, market makers, investment banks and institutional relationships. AudioStocks, Inc. shall provide the Participant with introductions and offer insight; however, Participant acknowledges that the ultimate responsibility of any such relationships shall remain with the Participant and the third parties. Participant acknowledges and understands that AudioStocks, Inc. assumes no responsibility or liability for any actions of a third party consultant for which AudioStocks, Inc. provides an introduction.

G.                                      Investment Representations. AudioStocks, Inc. is an experienced investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Participant’s shares. AudioStocks Inc. acknowledges that any investment in the Participant’s shares involves a high degree of risk, and represents that it is able, without materially impairing its financial condition, to hold the Participant’s shares for an indefinite period of time and to suffer a compete loss of its investment.

AudioStocks, Inc. is an “accredited investor” within the meaning of United States Securities and Exchange Commission (“SEC”) Rule 501 of Regulation D, as presently in effect.

AudioStocks, Inc. understands that the Participant shares it is receiving hereunder are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Participant in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the United States Securities Act of 1933, as amended (the “Act”) only in certain limited circumstances. In this connection, AudioStocks, Inc. represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Act. AudioStocks, Inc. understands that the Participant shares it is receiving hereunder have not been registered under the Act and have not been registered or qualified in any state in which they are offered, and thus AudioStocks, Inc. will not be able to resell or otherwise transfer its Participant shares unless they are registered under the Act and registered or qualified under applicable state securities laws, or an exemption from such registration or qualification is available.

It understood that the certificates evidencing the Participant shares may bear one or all of the following legends:

(a)   “THESE  SECURITIES  HAVE  NOT  BEEN  REGISTERED  UNDER  THE SECURITIES ACT OF 1933, AS AMENDED.   THEY MAY NOT BE SOLD, OFFERED FOR SALE,  PLEDGED  OR  HYPOTHECATED  IN  THE  ABSENCE  OF  A  REGISTRATION

AudioStocks, Inc.	Participant

3

STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE PARTICIPANT THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.”

(b) Any legend required by applicable state securities laws.

H.                                    Confidentiality. In the event that Participant discloses material non-public information to AudioStocks, Inc., AudioStocks, Inc. shall keep in confidence and shall not, without the Participant’s consent, disclose to any person (except its own counsel and other advisors or as such counsel has advised is required by applicable law) any material non-public information furnished by the Participant to AudioStocks, Inc. AudioStocks, Inc. and its employees shall not buy or sell shares of the Participant’s common stock (or derivatives thereof) in the public markets at any time AudioStocks, Inc. or any of its employees is in possession of any material non-public information of the Participant.

I.                                            Compliance with Law.   AudioStocks, Inc. shall comply with all applicable federal, state, county, and local laws, ordinances, rules regulations, and codes in the performance of its services hereunder (including the procurement of any necessary permits and licenses) and AudioStocks, Inc. shall indemnify and hold the Participant harmless from any and all liability, expenses or claims arising from the violation by AudioStocks, Inc. of any such laws, ordinances, rules regulations and codes.

J.                                      Registration Rights. All Compensation, including the Restricted Stock and Warrants, tendered to AudioStocks, Inc. or its principals or agents pursuant to this Agreement shall be registered in the next legally permissible registration statement filed by the Participant. Participant shall pay for all costs and fees associated with the registration of any AudioStocks, Inc. Compensation, including the Restricted Stock and Warrants, held by AudioStocks, Inc. or its affiliates, assignees and agents.

K.                                    Necessary Acts. Each party to this Agreement agrees to perform any additional acts that are reasonably necessary to carry out the provisions of this Agreement.

L.                                     Transfer Agent Instructions. Participant shall execute the attached transfer agent instruction letter (attached as Exhibit B) instructing the subsequent split of any certificates issued to Audiostocks, Inc. as Compensation under this Agreement.

M.                                  Covenant to Issue Opinion Letter. On demand and at no cost to Audiostocks, Participant hereby agrees to order and deliver to Audiostocks, Inc., any opinion letter related to the sale of restricted stock pursuant to the provisions of Rule 144 of the Securities Act of 1933.

N.                                    Covenant Not to Stop or Delay Transfer. Participant hereby covenants and promises that it shall not issue a stop transfer order on any securities issued pursuant to this Agreement, and that it shall not otherwise impede, delay or commence any action that would delay the transfer or the ultimate sale, resale or delivery of any common shares, including restricted common shares, underlying the Compensation.

O.                                   Costs. Participant aggress to pay to AudioStocks, Inc., in addition to the Compensation described in Section B herein, all costs and expenses incurred in performing services described in this Agreement. Such costs and expenses may include, without limitation, telephone, messenger, delivery,

AudioStocks, Inc.	Participant

4

postage, computer research, travel related expenses such as parking, airfare, meals, and hotel, photocopying and other such reproduction charges and other similar items. Audiostocks, Inc. shall be obligated to confer with the Participant prior to any expenditure in excess of $1000.00 in the aggregate.

P.                                     Execution of the Agreement. AudioStocks, Inc. and the party executing this Agreement on behalf of the Participant represent and warrant that they have the requisite corporate power and authority to enter into and carry out the terms and conditions of this Agreement, as well as all transactions contemplated herein. All lawfully required corporate proceedings have been taken and all corporate authorizations and approvals have been secured which are necessary to authorize the execution, delivery and performance by Participant and of this Agreement. This Agreement has been duly and validly executed and delivered by Participant and constitutes the valid and binding obligations of Participant, enforceable in accordance with the aforementioned terms. Upon delivery of this Agreement to AudioStocks, Inc., this Agreement will constitute the valid and binding obligations of Participant, and will be enforceable in accordance with their respective terms. Participant warrants that it has consulted with an independent attorney of its own choosing, representing Participant’s interests, and after such consultation, has executed this Agreement below.

Q.                                  Miscellaneous.

(1)                                     Modification. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof. This Agreement may be amended only in writing signed by both Parties.

(2)                                     Notices. Any notice required or permitted to be given hereunder shall be in writing and shall be mailed or otherwise delivered in person to the parties at the following address:

(a) if to the Company to:

Crdentia Corp.

5001 LBJ Freeway, Suite 850
Dallas, Texas 75244
Attn: John Kaiser, CEO
Phone: (972) 850-0780
Fax:     (972) 850-3058

and (b) if to the Holder, to:

Audiostocks, Inc.
2038 Corte del Nogal, Suite 110
Carlsbad, California 92011
Phone: (760) 804-8844
Fax:     (760) 804-8845

(3)                                 Waiver. Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence

AudioStocks, Inc.	Participant

5

to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon adherence to that term of any other term of this Consulting Agreement.

(4)                                 Severability. If any provision of this Agreement is invalid, illegal, or unenforceable, the balance of this Agreement shall remain in effect. If any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

SIGNATURE PAGE FOLLOWS

AudioStocks, Inc.	Participant

6

SIGNATURE PAGE

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first above written.

For AudioStocks, Inc.

/s/ Luis Leung
Printed Name	Luis Leung
Title	President

For Crdentia Corp.

/s/ James TerBeest
Printed Name	James TerBeest
Title	Chief Financial Officer

A FACSIMILE COPY OF THIS AGREEMENT SHALL HAVE THE SAME LEGAL EFFECT AS AN ORIGINAL OF THE SAME. Please Fax to AudioStocks, Inc. at 760-804-8845.

AudioStocks, Inc.	Participant

7

EXHIBIT A

Common Stock Purchase Warrant

8

EXHIBIT B

U.S. Stock Transfer Corporation

1745 Gardena Ave.

Glendale, California 91204-2991

Re:     Transfer of Shares of Crdentia Corp.

Dear Sir or Madam:

Crdentia Corp. (the “Company”) recently issued certificate no.                   representing                   restricted shares (the “Certificate”) in the name of Audiostocks.com, Inc.

Pursuant to the terms of an agreement between Audiostocks, Inc. and the parties listed below (the “Parties”) and the attached instruction letter from Audiostocks, Inc., the shares underlying the Certificate should be re-issued as follows:

Name on Certificate	Number of Shares

Pursuant to the instruction letter from Audiostocks, Inc., the re-issued certificates representing the shares shall be sent to the following address:

Audiostocks, Inc.

2038 Corte Del Nogal, Suite 110

Carlsbad, California 92011

These shares shall be validly issued and transferred into the name of the Parties pursuant to the instructions listed above. The shares transferred shall contain a restrictive legend in substantially the same form as now exists on the Certificate.

Sincerely,

Crdentia Corp.

By: John Kaiser
Its: Chief Executive Officer

9

Exhibit 10.2

THIS WARRANT AND THE COMMON STOCK ISSUABLE UPON THE EXERCISE HEREOF (COLLECTIVELY, THE “SECURITIES”) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT UNDER THE ACT WITH RESPECT TO THE SECURITIES OR DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT OR UNLESS SOLD IN FULL COMPLIANCE WITH RULE 144 UNDER THE ACT.

WARRANT TO PURCHASE COMMON STOCK

OF

CRDENTIA CORP.

Crdentia Corp., a Delaware corporation (the “Company”), hereby certifies that, for value received AudioStocks, Inc. (including any successors and assigns, the “Holder”), is entitled, subject to the terms set forth below, to purchase, in whole or in part, from the Company at any time or from time to time, before 5:00 PM, Pacific time on the first to occur of (i) ten (10) days preceding the closing date of any reorganization, consolidation or merger of the Company, transfer of all or substantially all of the assets of the Company or any simultaneous sale of more than a majority of the then outstanding securities of the Company other than a mere reincorporation transaction, or (ii) the fifth anniversary of the Date of Issuance as defined below (such earlier date being referred to herein as the “Expiration Date”), 1,000,000 shares of the Company’s Common Stock, $0.001 par value per share (the “Warrant Shares”) following the occurrence of the Triggering Event, as defined in Section 2 below, subject to adjustment as provided herein. The purchase price per share of such Common Stock upon exercise of this Warrant (the “Exercise Price”), shall be $0.60, subject to adjustment as provided herein.

1.                    Exercise Period.  This Warrant may be exercised by the Holder at any time or from time to time after the Date of Issuance, as defined below, but before 5:00 PM, Pacific Time on the Expiration Date (the “Exercise Period”).

2.                    Triggering Event.  This Warrant shall be issued and become effective on June 25, 2007 (the “Date of Issuance”) immediately upon the signing of the AudioStocks, Inc. Services Agreement (the “Services Agreement”) and is being issued as a signing bonus to Holder as consideration for entering into the Services Agreement and any and all services required thereunder (the “Triggering Event”).

3.                    Exercise of Warrant: Number of Warrant Shares; Termination.

3.1            Exercise of Warrant; Partial Exercise.  This Warrant may be exercised in full or in part by the Holder with respect to any or all of the Warrant Shares by surrender of this

Holder	Company

1

Warrant, together with the form of subscription attached hereto as Schedule 1, duly executed by the Holder, to the Company at its principal office, accompanied by payment, in cash or by certified or official bank check payable to the order of the Company, of the aggregate Exercise Price for the Warrant Shares to be purchased hereunder. For any partial exercise hereof, the Holder shall designate in a notice of exercise or net issue election notice that number of shares of Common Stock that he, she or it wishes to purchase. On any such partial exercise, the Company at its expense shall forthwith issue and deliver to the Holder a new warrant of like tenor, in the name of the Holder, which shall be exercisable for such number of shares of Common Stock represented by this Warrant which have not been purchased upon such exercise.

3.2            Mandatory Exercise.  On or before June 29, 2007, Holder shall exercise this Warrant, in part, for a minimum of 66,666 Warrant Shares.

4.                    When Exercise Effective.  The exercise of this Warrant pursuant to Section 3 shall be deemed to have been effected immediately prior to the close of business on the business day on which this Warrant is surrendered to the Company as provided in Section 3.1, or on such later date as is specified in the form of subscription, and at such time the person in whose name any certificate for shares of Common Stock shall be issuable upon such exercise, as provided in Section 5, shall be deemed to be the record holder of such Common Stock for all purposes.

5.                    Delivery on Exercise.  As soon as practicable after the exercise of this Warrant, in full or in part pursuant to Section 3, the Company at its expense (including the payment by it of any applicable issue taxes and transfer agency fees) will cause to be issued in the name of and delivered to the Holder, or as the Holder may direct, a certificate or certificates for the number of fully paid and non-assessable full shares of Common Stock to which the Holder shall be entitled on such exercise.

6.                    Adjustments.  The number and kind of shares of Common Stock (or any shares of stock or other securities which may be) issuable upon the exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time upon the happening of certain events, as follows:

6.1            Dividends, Distributions, Stock Splits or Combinations.  If the Company shall at any time or from time to time after the date hereof (a) make or issue, or fix a record date for the determination of holders of Common Stock (or any shares of stock or other securities which may be issuable upon the exercise of this Warrant) entitled to receive, a dividend or other distribution payable in additional shares of common or preferred stock (as the case may be), (b) subdivide its outstanding shares of Common Stock (or any shares of stock or other securities which may be issuable upon the exercise of this Warrant) into a larger number of shares of Common Stock (or any shares of stock or other securities which may be issuable upon the exercise of this Warrant) or (c) combine its outstanding shares of Common Stock (or any shares of stock or other securities which may be issuable upon the exercise of this Warrant) into a smaller number of shares of Common Stock (or any shares of stock or other securities which may be issuable upon the exercise of this Warrant), then and in each such event the Exercise Price then in effect and the number of shares issuable upon exercise of this Warrant shall be appropriately adjusted.

Holder	Company

2

6.2           Reclassification or Reorganization.  If the Common Stock (or any shares of stock or other securities which may be) issuable upon the exercise of this Warrant shall be changed into the same or different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for in Section 6.1 above, or pursuant to a Corporate Transaction), then and in each such event the Holder shall be entitled to receive upon the exercise of this Warrant the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change to which a holder of the number of shares of Common Stock (or any shares of stock or other securities which may be) issuable upon the exercise of this Warrant would have received if this Warrant had been exercised immediately prior to such reorganization, reclassification or other change, all subject to further adjustment as provided herein.

6. 3          Notice of Adjustments and Record Dates.  The Company shall promptly notify the Holder in writing of each adjustment or readjustment of the Exercise Price and the number of shares of Common Stock (or any shares of stock or other securities which may be) issuable upon the exercise of this Warrant. Such notice shall state the adjustment or readjustment and show in reasonable detail the facts on which that adjustment or readjustment is based. In the event of any taking by the Company of a record of the holders of Common Stock (or any shares of stock or other securities which may be issuable upon the exercise of this Warrant) for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, the Company shall notify Holder in writing of such record date at least twenty (20) days prior to the date specified therein.

6.4.          When Adjustments To Be Made.  No adjustment in the Exercise Price shall be required by this Section 6 if such adjustment either by itself or with other adjustments not previously made would require an increase or decrease of less than one percent (1%) in such price. Any adjustment representing a change of less than such minimum amount which is postponed shall be carried forward and made as soon as such adjustment, together with other adjustments required by this Section 6 and not previously made, would result in a minimum adjustment. Notwithstanding the foregoing, any adjustment carried forward shall be made no later than ten (10) business days prior to the Expiration Date. All calculations under this Section 6.4 shall be made to the nearest cent. For the purpose of any adjustment, any specified event shall be deemed to have occurred at the close of business on the date of its occurrence.

6.5           Certain Other Events.  If any change in the outstanding Common Stock (or any shares of stock or other securities which may be issuable upon the exercise of this Warrant) or any other event occurs as to which the other provisions of this Section 6 are not strictly applicable or if strictly applicable would not fairly protect the purchase rights of the Holder of the Warrant in accordance with such provisions, then the Board shall make an adjustment in the number and class of shares available under this Warrant, the Exercise Price or the application of such provisions, so as to protect such purchase rights as aforesaid. The adjustment shall be such as will give the Holder, upon exercise of this Warrant, the same aggregate Exercise Price and the same total number, class and kind of shares as the Holder would have owned had this Warrant been exercised prior to the event and had the Holder continued to hold such shares until after the event requiring adjustment.

Holder	Company

3

7.                    Replacement of Warrant.  On receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction of this Warrant, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, on surrender and cancellation of such Warrant, the Company at its expense will execute and deliver to the Holder, in lieu thereof, a new warrant of like tenor.

8.                    No Rights or Liability as a Stockholder.  This Warrant does not entitle the Holder hereof to any voting rights or other rights as a stockholder of the Company. No provisions hereof, in the absence of affirmative action by the Holder to purchase Common Stock, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder as a stockholder of the Company.

9.                    Miscellaneous.

9.1                   Transfer of Warrant.  This Warrant and the rights set forth herein shall be freely transferable or assignable by the Holder upon notice to the Company.

9.2           Notices.  Any notice required or permitted under this Warrant shall be in writing and shall be hand delivered, sent by facsimile or other electronic medium, by registered or certified mail, postage prepaid, or by nationally recognized overnight carrier to the Company or to the Holder at the address set forth below or to such other address as may be furnished in writing to the other party hereto. Such notice shall be deemed effectively given (i) if hand delivered, upon delivery, (ii) if sent by facsimile or other electronic medium, when confirmed, if sent during the normal business hours of the recipient (if not sent during the normal business hours of the recipient, then on the next business day), (iii) if sent by mail, five days after having been sent, or (iv) if sent by nationally recognized overnight courier, one day after deposit with such courier:

(i) if to the Company to:

Crdentia Corp.

5001 LBJ Freeway, Suite 850

Dallas, Texas 75244

Attn: John Kaiser, CEO

Phone: (972) 850-0780

Fax:      (972) 850-3058

and (ii) if to the Holder, to:

Audiostocks, Inc.

2038 Corte del Nogal, Suite 110

Carlsbad, California 92011

Phone: (760) 804-8844

Fax:      (760) 804-8845

Holder	Company

4

9.3                  Amendments and Waivers.  Any term of this Warrant may be amended and the observance of any other term of this Warrant may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holder.

9.4           Severability.  If one or more provisions of this Warrant are held to be unenforceable under applicable law, such provision shall be excluded from this Warrant and the balance of the Warrant shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

9.5                  Governing Law.  This Warrant shall be governed by and construed and enforced in accordance with the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California. Any dispute arising in connection with this Warrant shall be resolved by litigation filed in Superior Court in the County of San Diego, State of California. Any such litigation shall be adjudicated in accordance with the laws of the State of California in a “bench trial” before a judge. Both the Company and the Holder expressly waive their right to a jury trial.

9.6           Further Action.  The Company agrees to execute, acknowledge, and deliver any further assurances and documents requested by the Holder, and the Company will take any other action consistent with the terms of this Warrant that may be requested by the Holder, in order to further the purposes and intentions of this Warrant.

SIGNATURE PAGE FOLLOWS

Holder	Company

5

IN WITNESS WHEREOF, the undersigned have caused this Warrant to be executed by its officers thereunto duly authorized.

COMPANY:	CRDENTIA CORP.

	By:	/s/ James TerBeest
James Ter Beest
Chief Financial Officer

Address:

HOLDER:	AUDIOSTOCKS, INC.

	By:	/s/ Luis Leung
Luis Leung
President

Address:

Holder	Company

6

SCHEDULE 1

FORM OF SUBSCRIPTION

(To be signed only on exercise of Warrant)

To:                              Crdentia Corp.

The undersigned, the holder of the Warrant attached hereto, hereby irrevocably elects to exercise the purchase rights represented by such Warrant for, and to purchase thereunder,                                    shares of common stock of Crdentia Corp., and herewith makes payment of $                             therefor, and requests that the certificates for such shares be issued in the name of, and delivered to                                          , whose address is                                               .

(Signature must conform in all respects to name of
the Holder as specified on the face of the Warrant)

(Print Name)

(Address)

Dated:

Holder	Company

7

Annex C

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 30, 2007

CRDENTIA CORP.
(Exact name of registrant as specified in its charter)

Commission file number: 0-31152

Delaware	76-0585701
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

5001 LBJ Freeway, Suite 850, Dallas, Texas 75244
(Address of principal executive offices)

(972) 850-0780
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement

On June 30, 2007, Crdentia Corp. (the “Company”) entered into an Asset Purchase Agreement (the “Agreement”) with Matthew J. Cahillane and C. Michael Emery (collectively, the “Purchasers”) pursuant to which the Company agreed to sell to the Purchasers its right, title and interest in the assets related to its temporary nurse staffing business in the Detroit, Michigan metropolitan area (the “Acquired Assets”).  The purchase price for the Acquired Assets was (1) $300,000 in cash; (2) 128,367 shares of the Company’s common stock held by the Purchasers and (3) the assumption of certain liabilities related to the Acquired Assets, subject to limited exceptions set forth in the Agreement.  Each of the Company and the Purchasers also agreed to release the other from any and all claims or causes of action arising through the date of the Agreement, including, without limitation, claims arising out of the Agreement and Plan of Reorganization by and among the Company, HIP Holding, Inc. and the Purchasers dated March 28, 2005, pursuant to which the Company acquired the Acquired Assets.

The Agreement included customary representations and warranties by the parties, including, among others, representations by the Company regarding ownership of the Acquired Assets.  The Agreement also included customary covenants by the parties, including, among others, covenants by the Purchasers to refrain from (1) soliciting the Company’s employees or customers; (2) competing with the Company in certain states outside of the Detroit metropolitan area, provided that the Purchasers are permitted to place nurses in hospitals or other healthcare institutions in such states subject to payment to the Company of fee equal to 5% of the gross revenues generated from nurses so placed for six months following the closing date and 3% of the gross revenues generated from nurses so placed for the period from six months through twelve months following the closing date; (3) initiating or maintaining any law suit, cause of action or demand against the Company with respect to any claims arising through the date of the Agreement and (4) encouraging, assisting or advising any other person or entity in initiating or maintaining any law suit or cause of action against the Company.

The foregoing description of the Agreement is qualified in its entirety by the full text of the Agreement, which is filed as Exhibits 10.1 to this report and incorporated by reference herein.

Item 2.01               Completion of Acquisition or Disposition of Assets

On June 30, 2007, the Company completed the sale of the Acquired Assets to the Purchasers pursuant to the Agreement.  The information included above in Item 1.01 is hereby incorporated by reference into this Item 2.01.

Item 9.01 Financial Statements and Exhibits

(b) Pro Forma Financial Information.

The pro forma financial information required by this item is attached as Exhibit 99.1

(d) Exhibits.

Exhibit	Description
10.1	Asset Purchase Agreement between Crdentia Corporation, Matthew J. Cahillane and C. Michael Emery dated June 30, 2007.
99.1	Unaudited Pro Forma Condensed Consolidated Financial Information.

2

SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CRDENTIA CORP.

Dated: July 6, 2007	By:	/s/ James J. TerBeest
James J. TerBeest
Chief Financial Officer
(Principal Financial and Accounting
Officer)

3

EXHIBIT INDEX

Exhibit No.	Description
10.1	Asset Purchase Agreement between Crdentia Corporation, Matthew J. Cahillane and C. Michael Emery dated June 30, 2007.
99.1	Unaudited Pro Forma Consolidated Financial Statements of Crdentia Corp.

4

Exhibit 10.1

ASSET PURCHASE AGREEMENT

between

CRDENTIA CORP.,

MATTHEW J. CAHILLANE

and

C. MICHAEL EMERY

Dated as of June 30, 2007

i

ii

ASSET PURCHASE AGREEMENT dated as of
June 30, 2007, between CRDENTIA CORP., a Delaware corporation (“Seller”) and
Matthew J. Cahillane and C. Michael Emery (collectively “CE”)

Seller desires to sell to CE, and CE desires to purchase from Seller, the Acquired Assets (as defined below), all upon the terms and subject to the conditions set forth in this Agreement.

Certain capitalized terms used in this Agreement are defined in Section 8.7(b).  Section 8.7(c) identifies other Sections of this Agreement in which capitalized terms used in this Agreement are defined.

Accordingly, the parties hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF ACQUIRED ASSETS

SECTION 1.1         Purchase and Sale.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall, and shall cause the Selling Affiliates to, sell, assign, transfer, convey and deliver to CE, and CE shall purchase from Seller and the Selling Affiliates all the right, title and interest of Seller and the Selling Affiliates in, to and under the Acquired Assets (as defined below), for (a) a purchase price (the “Purchase Price”) equal to (i) $300,000 in cash and (ii) 128,367 shares of Seller’s common stock (the “Shares”), and (b) the assumption by CE of the Assumed Liabilities.  The purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities are referred to in this Agreement collectively as the “Acquisition”.  Notwithstanding the foregoing, with respect to shifts for professional services under the Transferred Contracts that commence prior to but end after 11:59:59 p.m. on June 30, 2007, Assignor shall (a) be entitled to any payments or other benefits due under and (b) be responsible for all obligations with respect to payments to the professional service providers under such Transferred Contracts with respect to such shifts through their termination on July 1, 2007.

SECTION 1.2         Transfer of Assets.  (a)  The term “Acquired Assets” means all of Seller’s and the Selling Affiliates’ right, title and interest in, to and under those certain assets identified below:

(i)            all contracts, licenses, agreements, commitments and all other legally binding arrangements, whether written or oral (“Contracts”) to which Seller or any of the Selling Affiliates is a party that relate exclusively to the Business, including the Contracts set forth in Section 3.5 of the Seller Disclosure Schedule (the “Transferred Contracts”); provided, however, that Transferred Contracts shall not include any Excluded Contract;

(ii)           all rights, claims and credits, including all guarantees, warranties, indemnities and similar rights (“Other Rights”), in favor of Seller and the Selling Affiliates, to the extent relating exclusively to any Acquired Asset or exclusively to any Assumed Liability (the “Transferred Other Rights”); provided, however, that Transferred Other Rights shall not include any Excluded Other Rights;

(iii)          all books and records, and any customers’ and suppliers’ lists and other distribution lists (in all cases, in any form or medium) (“Records”) of Seller and the Selling Affiliates that relate exclusively to the Business and are stored upon the premises at 2011 Oak Street,Wyandotte, MI 48192 (the “Premises”), in each case in existence on the Closing Date and within the possession and control of Seller (the “Transferred Records”); provided, however, that Transferred Records shall not include any Excluded Records; and

(iv)          all tangible personal property relating exclusively to the Business and are located on the Premises (including the Existing Network Server but not including the Additional Network Server) and any warranty rights applicable to such tangible personal property, fixed assets and equipment.

(b)           The term “Excluded Assets” means:

(i)            all cash and cash equivalents of Seller, and any of its Affiliates;

(ii)           all Accounts Receivable;

(iii)          all Contracts to which Seller or any of its Affiliates is a party other than the Transferred Contracts described in Section 1.2(a)(i) (the “Excluded Contracts”);

(iv)          all Permits of Seller or any of its Affiliates;

(v)           all Other Rights of Seller or any of its Affiliates other than the Transferred Other Rights (the “Excluded Other Rights”);

(vi)          all of the following: (A) any and all books and records prepared and maintained by Seller or any of its Affiliates that do not relate exclusively to the Business or are not stored on the Premises, (B) any and all Tax records that relate to Taxes that constitute Excluded Tax Liabilities, (C) all personnel records, and (D) any and all books and records, files, correspondence or other Records of Seller or its Affiliates other than the Transferred Records, (collectively, the “Excluded Records”);

(vii)         all rights, claims and credits of Seller or any of its Affiliates to the extent relating to any Excluded Asset or any Excluded Liability, including any such items arising under insurance policies and all guarantees, warranties, indemnities and similar rights in favor of Seller and its Affiliates in respect of any other Excluded Asset or any Excluded Liability;

(viii)        any refund or credit of Taxes attributable to any Excluded Tax Liability;

(ix)           all insurance policies and insurance contracts insuring the Business or the Acquired Assets, together with any claim, action or other right Seller or any of its Affiliates might have for insurance coverage under any past and present policies and insurance contracts insuring the Business or the Acquired Assets, in each case including any proceeds received from any such policy or contract prior to, on or after the Closing Date;

(x)            all rights of Seller and its Affiliates under this Agreement, the Other Transaction Documents and the other agreements and instruments executed and delivered in connection with this Agreement;

(xi)           the Additional Network Server; and

(xii)          except to the extent identified in a subsection of Section 1.2(a) of the Seller Disclosure Schedule as included in the Acquired Assets, all other properties, assets, goodwill and rights of Seller, the Selling Affiliates and any of their respective Affiliates of whatever kind and nature, real, personal or mixed, tangible or intangible, that are not used, held for use or intended to be used exclusively in connection with, or that do not arise exclusively out of, the Business or the Acquired Assets.

SECTION 1.3         Assumed Liabilities.  (a)  Upon the terms and subject to the conditions of this Agreement, CE shall assume, effective as of 12:00:00 a.m. (EDT) on the Closing Date (subject to the last sentence of Section 1.1 regarding shifts for professional services under the Transferred Contracts that begin prior to but end after the Closing), and from and after the Closing CE shall pay, perform and discharge when due, all of the following liabilities, obligations and commitments (“Liabilities”) of Seller and the Selling Affiliates, other than any Excluded Liability (the “Assumed Liabilities”):

(i)            all Liabilities of Seller and the Selling Affiliates under or otherwise arising out of or relating to the Transferred Contracts (including all Liabilities arising out of or relating to any termination or announcement or notification of an intent to terminate any such Contract), in each case arising out of actions or circumstances occurring on or after the Closing Date;

(ii)           all accounts payable, expenses and other current liabilities incurred on or after the Closing Date;

(iii)          all Liabilities in respect of any lawsuits, claims, actions or proceedings arising out of or relating to the Business or the ownership, sale, lease or use of any of the Acquired Assets, in each case based on actions or circumstances occurring on or after the Closing Date;

(iv)          all Liabilities for warranty claims and product or service liability or similar claims, including all suits, actions or proceedings relating to any such Liabilities, in each case arising out of or relating to Business with respect to actions or circumstances occurring on or after the Closing Date;

(v)           all Liabilities for Taxes arising out of or relating to or in respect of the Business or any Acquired Asset for any Post-Closing Tax Period, other than any Excluded Tax Liabilities;

(vi)          all Liabilities for transfer, documentary, sales, use, registration, value-added and other similar Taxes and related amounts (including any penalties, interest and additions to Tax) incurred in connection with this Agreement, any of the Other Transaction

Documents, the Acquisition and the other transactions contemplated hereby and thereby (“Transfer Taxes”); and

(vii)         all other Liabilities of Seller and the Selling Affiliates of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, whether or not accrued, in each case arising out of or relating to the Acquired Assets based on actions or circumstances occurring on or after the Closing Date (including any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity).

(b)           Notwithstanding any other provision of this Agreement, CE shall not assume any Excluded Liability, each of which shall be retained and paid, performed and discharged when due by Seller and the Selling Affiliates.  The term “Excluded Liability” means:

(i)            all Liabilities, to the extent related to or arising out of any Excluded Asset;

(ii)           any Tax payable with respect to any business, asset, property or operation of Seller or its Affiliates (including any Taxes relating to or arising out of the Acquired Assets) for any Pre-Closing Tax Period, other than any Tax for which CE is responsible pursuant to Section 6.7 (“Excluded Tax Liability”); and

(iii)          all Accounts Payable other than the accounts payable, accrued expenses and other current liabilities assumed pursuant to Section 1.3(a)(ii).

(c)           Each of CE’s and Seller’s obligations under this Section 1.3 will not be subject to offset or reduction by reason of any actual or alleged breach of any representation, warranty, covenant or agreement contained in this Agreement or any Other Transaction Document or any right or alleged right to indemnification hereunder.

SECTION 1.4         Consents of Third Parties.  (a)  Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any asset or claim or right or any benefit arising under or resulting from such asset (including any Contract) or Permit or any claim, right or benefit arising under or resulting from such asset or Permit if the assignment or transfer thereof, without the consent of a third party, would constitute a breach or other contravention of the rights of such third party, would be ineffective with respect to any party to an agreement concerning such asset or Permit, or, upon assignment or transfer, would in any way adversely affect the rights of Seller or any Selling Affiliate or, upon transfer, CE.  If any transfer or assignment by Seller or any Selling Affiliate to, or any assumption by CE of, any interest in, or liability, obligation or commitment under, any asset or Permit, or related claim, right or benefit requires the consent of a third party, then such transfer or assumption shall be made subject to such consent being obtained.

(b)           If any such consent is not obtained prior to the Closing, Seller, the Selling Affiliates and CE shall cooperate (each at their own expense) in any lawful and reasonable arrangement reasonably proposed by CE under which CE shall obtain the economic claims, rights and benefits under the asset (including any Contract), Permit or related claim, right or benefit with respect to which the consent has not been obtained in accordance with this

Agreement.  Such reasonable arrangement may include (i) the subcontracting, sublicensing or subleasing to CE of any and all rights of Seller and the Selling Affiliates against the other party to such third-party agreement arising out of a breach or cancellation thereof by the other party and (ii) the enforcement by Seller or the Selling Affiliates of such rights.  Seller and the Selling Affiliates make no representation or warranty as to whether consent to assignment of any Contracts or Permits will be obtained, CE shall bear the risk of loss with respect to Contracts or Permits not assigned as of the Closing.

SECTION 1.5         Refunds and Remittances.  (a)  Received by Seller or the Selling Affiliates.  After the Closing, if Seller or any of the Selling Affiliates receives (i) any refund or other amount which is an Acquired Asset or is otherwise properly due and owing to CE in accordance with the terms of this Agreement, or (ii) any refund or other amount which is related to claims or other matters for which CE is responsible hereunder, and which amount is not an Excluded Asset, or is otherwise properly due and owing to CE in accordance with the terms of this Agreement, Seller promptly shall remit, or shall cause to be remitted, such amount to CE at the address set forth in Section 8.6(a).

(b)           Received by CE or its Affiliates.  After the Closing, if CE or any of its Affiliates receives (i) any refund or other amount which is an Excluded Asset or is otherwise properly due and owing to Seller or any of the Selling Affiliates in accordance with the terms of this Agreement, or (ii) any refund or other amount which is related to claims or other matters for which Seller is responsible hereunder, and which amount is not an Acquired Asset, or is otherwise properly due and owing to Seller in accordance with the terms of this Agreement, CE promptly shall remit, or shall cause to be remitted, such amount to Seller at the address set forth in Section 8.6(b).

ARTICLE II

CLOSING

SECTION 2.1         Closing.  (a)  The closing of the Acquisition (the “Closing”) shall be held at the offices of Morrison & Foerster LLP, 12531 High Bluff Drive, San Diego, California at 11:59:59 p.m. (EDT) on the date of this Agreement.  The date on which the Closing shall occur is hereinafter referred to as the “Closing Date”.

(b)           At the Closing, CE shall deliver to the Seller:

(i)            by wire transfer to a bank account designated in writing by Seller in United States Dollars, immediately available funds in an amount equal to $300,000;

(ii)           the Shares duly endorsed in blank;

(iii)          the Assumption Agreement and such other instruments of assumption and such other instruments and documents as Seller or the Selling Affiliates may reasonably request to effect or evidence the purchase of the Acquired Assets and the assumption of the Assumed Liabilities; and

(iv)          the Other Transaction Documents to which CE is a party.

(c)           At the Closing, Seller and each Selling Affiliate shall deliver to CE:

(i)            a receipt for the Purchase Price paid by CE;

(ii)           the Bill of Sale and such other instruments and documents as CE may reasonably request to effect or evidence the transfer to CE of the Acquired Assets; and

(iii)          the Other Transaction Documents to which Seller and each Selling Affiliate is a party.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Seller Disclosure Schedule attached hereto (the “Seller Disclosure Schedule”) with such specificity to give reasonable notice to CE of the representation and warranty to which such exception relates, Seller hereby represents and warrants to CE as follows:

SECTION 3.1         Authority.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Each Selling Affiliate is a legal entity, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.  Seller has all requisite corporate power and authority to enter into this Agreement, and Seller and each of the Selling Affiliates has all requisite corporate power and authority to enter into the Other Transaction Documents to which it is, or is specified to be, a party and to consummate the transactions contemplated hereby and thereby.  All corporate acts and other proceedings required to be taken by Seller and each of the Selling Affiliates to authorize the execution, delivery and performance of this Agreement and the Other Transaction Documents to which it is, or is specified to be, a party and to consummate the transactions contemplated hereby and thereby have been duly and properly taken.  This Agreement has been duly executed and delivered by Seller and, assuming this Agreement has been duly authorized, executed and delivered by CE, constitutes, and the Other Transaction Documents on the Closing Date will be duly executed and delivered by Seller or the Selling Affiliates, as applicable, and will constitute, a legal, valid and binding obligation of Seller or the Selling Affiliates, as applicable, enforceable against such person in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and to general equitable principles.

SECTION 3.2         No Conflicts; Consents.  (a)  The execution and delivery of this Agreement by Seller do not, and the execution and delivery of the Other Transaction Documents by Seller and the Selling Affiliates specified to be parties thereto will not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms and conditions hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any liens, claims, encumbrances, security interests, options, charges or restrictions of any kind (“Liens”) upon any of the Acquired Assets under, any provision of (i) the certificate of incorporation or by-laws (or the comparable governing instruments) of Seller or any Selling Affiliate, or (ii) any judgment, order or decree, or, subject to the matters referred to in clauses (i) and (ii) of paragraph (b) below, Applicable Law applicable to Seller or any Selling Affiliate or the Acquired Assets.

(b)           No material consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Seller or any Selling Affiliate in connection with the execution, delivery and performance of this Agreement, the Other Transaction Documents or the consummation of the transactions contemplated hereby or thereby other than (i) those that may be required solely by reason of CE’s or any Affiliate of CE’s (as opposed to any other third party’s) participation in the transactions contemplated hereby or by the Other Transaction Documents, and (ii) such consents, approvals, licenses, permits, orders, authorizations, registrations, declarations and filings the absence of which, or the failure to make or obtain which, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

SECTION 3.3         Taxes.  No material Tax liens have been filed and no material claims are being asserted in writing with respect to any Taxes due with respect to the Acquired Assets.

SECTION 3.4         Good and Valid Title.  (a)  Seller and the Selling Affiliates have, or as of the Closing Date will have, good and valid title to all material Acquired Assets, in each case free and clear of all Liens, except (i) such as are set forth in Section 3.4 of the Seller Disclosure Schedule; (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business and Liens for Taxes and other governmental charges which are not due and payable or which may thereafter be paid without penalty; and (iii) other imperfections of title or encumbrances, if any, which do not, individually or in the aggregate, materially impair the continued use and operation of the Acquired Assets to which they relate (the Liens described in clauses (i), (ii) and (iii) above are hereinafter referred to collectively as “Permitted Liens”).

(b)           This Section 3.4 does not relate to Contracts, such item being the subject of Section 3.5.

SECTION 3.5         Contracts.  (a)  Section 3.5 of the Disclosure Schedule sets forth each Transferred Contract that is or contains:

(i)            a continuing contract for the future provision of nursing services.

(b)           Except as set forth in Section 3.5 of the Seller Disclosure Schedule, each Transferred Contract set forth in Section 3.5 of the Seller Disclosure Schedule is valid, binding and in full force and effect and, to the knowledge of Seller, is enforceable by Seller or the applicable Selling Affiliate in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally, general principles of equity and the discretion of courts in granting equitable remedies and except to the extent that the failure of a Transferred Contract to be valid, binding and in full force and effect would not be reasonably likely to have a Material Adverse Effect.  Seller and the Selling Affiliates have performed in all material respects all material obligations required to be performed by them to date under the Transferred Contracts and is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to the knowledge of Seller, no other party to any of the Transferred Contracts set forth in Section 3.5 of the Seller Disclosure Schedule, as of the date of this Agreement, is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder, except to the extent that such breach or default would not be reasonably likely to have a Material Adverse Effect.

SECTION 3.6         Litigation.  There are no lawsuits or claims pending as of the date of this Agreement, with respect to which Seller or any Selling Affiliate has been contacted in writing by counsel for the plaintiff or claimant, against any Acquired Asset or which seek any material injunctive relief or seek any legal restraint on or prohibition against the transactions contemplated by this Agreement.  To the knowledge of Seller, as of the date of this Agreement, none of Seller or the Selling Affiliates is a party or subject to or in default under any material judgment, order, injunction or decree of any Governmental Entity or arbitration tribunal applicable to the Business or any material Acquired Asset.

SECTION 3.7         DISCLAIMER.  CE ACKNOWLEDGES THAT EXCEPT AS SET FORTH IN THIS ARTICLE III AND IN THE SELLER DISCLOSURE SCHEDULE, NEITHER SELLER NOR ANY OTHER PERSON HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AS TO THE ACQUIRED ASSETS, THE BUSINESS OR THE ACCURACY AND COMPLETENESS OF ANY INFORMATION REGARDING THE ACQUIRED ASSETS FURNISHED OR MADE AVAILABLE TO CE AND THEIR REPRESENTATIVES AND CE HAS NOT RELIED ON ANY REPRESENTATION FROM SELLER OR ANY OTHER PERSON WITH RESPECT TO THE ACQUIRED ASSETS, THE BUSINESS OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING THE ACQUIRED ASSETS FURNISHED OR MADE AVAILABLE TO CE AND THEIR REPRESENTATIVES IN DETERMINING TO ENTER INTO THIS AGREEMENT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE III AND IN THE SELLER DISCLOSURE SCHEDULE.  CE ACKNOWLEDGES THAT SHOULD THE CLOSING OCCUR, CE SHALL ACQUIRE THE ACQUIRED ASSETS WITHOUT ANY REPRESENTATION AS TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS AND CE SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN CE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY LIENS, THAT ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS ARE NOT OBTAINED AND THAT ANY REQUIREMENTS OF APPLICABLE LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CE

CE hereby represents and warrants to Seller as follows:

SECTION 4.1         Authority.  This Agreement has been duly executed and delivered by CE and, assuming this Agreement has been duly authorized, executed and delivered by Seller, constitutes, and the Other Transaction Documents on the Closing Date will be duly executed by CE, and upon the due authorization, execution and delivery by each other party to the Other Transaction Documents, will constitute a legal, valid and binding obligation of CE, enforceable against CE in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and to general equitable principles.

SECTION 4.2         No Conflicts; Consents.  (a)  The execution and delivery of this Agreement by CE does not, and the execution and delivery by CE of each Other Transaction Document to which it is, or is specified to be, a party will not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of CE under, any provision of (i) its certificate of incorporation or by-laws, (ii) any Contract to which CE is a party or by which any of its properties or assets are bound or (iii) any judgment, order, or decree, or, subject to the matters referred to in paragraph (b) below, statute, law, ordinance, rule or regulation applicable to CE or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, would not be reasonably likely to have a material adverse effect on the ability of CE to consummate the Acquisition.

(b)           No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to CE in connection with the execution, delivery and performance of this Agreement, the Other Transaction Documents or the consummation of the transactions contemplated hereby or thereby, other than (i) those that may be required solely by reason of Seller’s or any Selling Affiliates’ (as opposed to any other third party’s) participation in the transactions contemplated hereby or by the Other Transaction Documents and (ii) such consents, approvals, licenses, permits, orders, authorizations, registrations, declarations and filings the absence of which, or the failure to make which, individually or in the aggregate, would not be reasonably likely to have a material adverse effect on the ability of CE to consummate the Acquisition.

SECTION 4.3         Actions and Proceedings.  There are no (a) outstanding judgments, orders, injunctions or decrees of any Governmental Entity or arbitration tribunal against CE, (b) lawsuits, actions or proceedings pending or, to the knowledge of CE, threatened against CE, or (c) investigations by any Governmental Entity which are pending or, to the knowledge of CE, threatened against CE, which, in the case of each of clauses (a), (b) and (c), have had or would be reasonably likely to have a material adverse effect on the ability of CE to consummate the Acquisition.

SECTION 4.4         Availability of Funds.  CE has cash available or has existing borrowing facilities which together are sufficient to enable it to consummate the Acquisition.

SECTION 4.5         Title to Shares.  CE owns beneficially and of record, free and clear of any Liens, the Shares.  CE have the right and power to transfer the Shares to Seller.  Upon the Closing, Seller shall receive good and valid title to the Shares, free and clear of all Liens.

SECTION 4.6         No Knowledge of Misrepresentation or Omission.  CE has no knowledge that any of the representations and warranties of Seller made in this Agreement or any Other Transaction Document qualified as to materiality are not true and correct, or that those not so qualified are not true and correct in all material respects, and CE has no knowledge of any material errors in, or material omissions from, any Section of the Seller Disclosure Schedule.

ARTICLE V

COVENANTS OF CE

CE covenants and agrees as follows:

SECTION 5.1         Confidentiality.  CE acknowledges that the information being provided to CE in connection with the Acquisition and the consummation of the other transactions contemplated hereby and by the Other Transaction Documents (including the terms and conditions of this Agreement and the Other Transaction Documents) constitutes Confidential Information.  Following the Closing, CE covenants and agrees to hold in strict confidence, not disclose to any third party and not use for any purpose (i) any Confidential Information obtained by CE while CE was employed by Seller; and (ii) any and all other Confidential Information and other information (other than information relating to the Acquired Assets, the Business or the Assumed Liability) provided to CE by or on behalf of Seller, any Selling Affiliate or Seller’s representatives concerning Seller, the Selling Affiliates or any other Affiliate of Seller and the terms and conditions of this Agreement and the Other Transaction Documents.

SECTION 5.2         No Additional Representations.  CE acknowledges that they and their representatives have received or been afforded the opportunity to review prior to the date hereof all written materials which Seller was required to deliver or make available, as the case may be, to CE pursuant to this Agreement on or prior to the date hereof.  CE acknowledges that they and their representatives have been permitted full and complete access to the books and records, facilities, equipment, Contracts and other properties and assets of Seller and the Selling Affiliates to the extent relating to the Business or the Acquired Assets that they and their representatives have desired or requested to see and/or review, and that it and its representatives have had a full opportunity to meet with the officers and employees of Seller and the Selling Affiliates to discuss the Business, the Acquired Assets and the Assumed Liabilities.  CE acknowledges that none of Seller, any Selling Affiliate or any other person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding the Acquired Assets or the Assumed Liabilities furnished or made available to CE and their representatives, except as expressly set forth in this Agreement or the Seller Disclosure Schedule.

SECTION 5.3         Non-Solicitation; Non-Interference.  From and after the Closing, CE and its Affiliates shall not, directly or indirectly: (i) at any time, either for itself or for any other person, solicit or encourage, or take any action intended to solicit or encourage, any current employee, director, partner, independent contractor or consultant of Seller (or any Affiliate of Seller) or any future such person hired or engaged by Seller (or any Affiliate of Seller) located outside the Detroit, Michigan metropolitan area to terminate, discontinue or alter his, her or its relationship with Seller or any such Affiliate, or in any other way interfere with the relationship between any such person and Seller or any such Affiliate; (ii) at any time, employ or otherwise engage as a contractor or consultant any person currently employed or engaged as a contractor or consultant by Seller (or any Affiliate of Seller) or employed or engaged in the future and located outside the Detroit, Michigan metropolitan area during such person’s employment or engagement with Seller or any such Affiliate or for eighteen months following termination of such employment or engagement; or (iii) for a period of eighteen months, compete with Seller (or any Affiliate of Seller) with respect to any business of any kind (outside the Detroit, Michigan metropolitan area) in the states set forth on Schedule 5.3 hereto; provided, however, parties agree that with the sole exception to the prohibition contained in this subsection (iii) shall be that CE shall have the ability to place nurses in hospitals or other healthcare institutions in return for payment of a fee by CE to Seller in an amount equal to 5% of the gross revenues generated by all nurses so placed for six months following the Closing Date and 3% of gross revenues for nurses so placed for the twelve (12) months thereafter (the “Fee”).  The Fee shall be payable quarterly in arrears.  Payments must be made in immediately available funds by wire transfer to such bank account as Seller will specify.  CE will prepare and will cause CE’s certified public accountants to review and approve a statement in respect to calculation of the Fee each quarter which shall include the applicable nurses, rates, hours worked, state of placement and contractual counterparty.  If Seller disputes the calculation of the Fee, CE will furnish Seller such work papers and other documents and information relating to the dispute at issue as Seller may reasonably request to enable Seller to audit and determine the amount of the Fee, and the parties hereto shall cooperate to resolve the dispute in accordance with the provisions of this Agreement.  The parties agree that in the event of a breach by CE or its Affiliates of any of the covenants set forth in this Section 5.3, monetary damages alone would be inadequate to fully protect Seller from, and compensate Seller for, the harm caused by such breach or threatened breach.  Accordingly, CE agrees that if it breaches or threatens breach of any provision of this Section 5.3, Seller shall be entitled to, in addition to any other right or remedy otherwise available, injunctive relief restraining such breach or threatened breach and to specific performance of any such provision of this Section 5.3.  Seller shall not be required to post a bond or other security in connection with, or as a condition to, obtaining such relief before a court of competent jurisdiction.

SECTION 5.4         Employees.  Upon the Closing Date, CE shall offer employment to all Business —related employees of Seller and the Selling Affiliates.  Such offers of employment shall be on terms substantially similar to the terms of employment such employees had with Seller and the Selling Affiliates immediately prior to the Closing Date.

ARTICLE VI

MUTUAL COVENANTS

SECTION 6.1         Consents.  CE acknowledges that certain consents and waivers with respect to the transactions contemplated by this Agreement may be required from parties to the Transferred Contracts in order to transfer such Transferred Contracts to CE and that such consents and waivers have not been obtained.  CE agrees that, except for the provision of Section 1.4(b), Seller and its Affiliates shall not have any liability or obligation whatsoever to CE arising out of or relating to the failure to obtain any consents or waivers that may be required in connection with the transactions contemplated by this Agreement or because of the termination of any Transferred Contract or Transferred Permit as a result thereof.  CE further agrees that no representation, warranty, covenant or agreement of Seller contained herein shall be breached or deemed breached, and no condition shall be deemed not satisfied, as a result of (a) the failure to obtain any such consent or waiver, (b) any such termination or (c) any lawsuit, action, proceeding or investigation commenced or threatened by or on behalf of any person arising out of or relating to the failure to obtain any such consent or waiver or any such termination.  Seller shall, and shall cause the Selling Affiliates to, cooperate with CE, upon the request of CE, in any reasonable manner in connection with CE obtaining any such consents and waivers; provided, however, that such cooperation shall not include any requirement of Seller or any of its Affiliates (including the Selling Affiliates) to expend money, commence, defend or participate in any litigation, incur any obligation in favor of, or offer or grant any accommodation (financial or otherwise) to, any third party.

SECTION 6.2         Security Interest Release.  CE acknowledges that the Acquired Assets are subject to a first priority security (the “Security Interest”) in favor of Systran Financial Services Corporation (“Systran”) and that Systran has not yet released the Security Interest or consented to the Acquisition in writing.  CE agrees that, except for the provision of this Section 6.2, Seller and its Affiliates shall not have any liability or obligation whatsoever to CE arising out of or relating to the failure to obtain the release of the Security Interest or any other consent or waiver of Systran that may be required in connection with the transactions contemplated by this Agreement.  CE further agrees that no representation, warranty, covenant or agreement of Seller contained herein shall be breached or deemed breached, and no condition shall be deemed not satisfied, as a result of the failure to obtain any such release, consent or waiver.  CE shall cooperate with Seller, upon the request of Seller, in any reasonable manner in connection with Seller obtaining any such releases, consents and waivers, including without limitation, by executing any documentation reasonably requested by Systran; provided, however, that such cooperation shall not include any requirement of CE to expend money, commence, defend or participate in any litigation, incur any obligation in favor of, or offer or grant any accommodation (financial or otherwise) to, any third party.

SECTION 6.3         Cooperation.  (a)  CE and Seller shall cooperate with each other, and shall cause their respective officers, employees, agents, auditors and representatives to cooperate with each other, for a period of one (1) year after the Closing to ensure the orderly transition of the Acquired Assets from Seller to CE and to minimize any disruption to the respective businesses of Seller, the Selling Affiliates, CE that might result from the transactions contemplated hereby.  After the Closing, upon reasonable written notice, CE and Seller shall furnish or cause to be furnished to each other and their employees, counsel, auditors and representatives reasonable access, during normal business hours, to such information and assistance relating to the Business and the Acquired Assets as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any Tax returns, reports or forms or the defense of any Tax claim or assessment.  The obligation to cooperate pursuant to the preceding sentence insofar as it concerns Taxes shall terminate at the time the relevant applicable statute of limitations expires (giving effect to any extension thereof).  Neither party shall be required by this Section 6.3 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations.

(b)           Following the Closing, CE shall, and shall cause their respective Affiliates to, cooperate fully with Seller in the prosecution, defense and/or settlement of any litigation or dispute to which Seller and/or its Affiliates may become a party, other than any litigation or dispute relating to the terms and provisions of this Agreement and the transactions contemplated hereby.  Such cooperation shall include (i) affording Seller, its counsel and its other representatives full and complete access, upon reasonable notice during normal business hours, to all relevant personnel, properties, books, contracts, commitments and records, (ii) furnishing promptly to Seller, its counsel and its other representatives any information reasonably requested by Seller, such counsel or such other representatives and (iii) providing any other assistance to Seller, its counsel and its other representatives reasonably requested by such Seller, such counsel or such other representatives.  In addition, CE shall promptly notify Seller of any communication or other contact they receive regarding any litigation, potential litigation or dispute relating to Seller and/or its Affiliates.

(c)           From time to time, as and when requested by either party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions (subject to the provisions of Section 6.1), as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

SECTION 6.4         Publicity.  Seller and CE agree that no public release or announcement concerning the transactions contemplated hereby shall be issued by either party or its Affiliates without the prior written consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by Applicable Law or the rules or regulations of any United States or foreign securities exchange to which such party is subject, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

SECTION 6.5         Termination of Lease; Termination of Non-Competition Agreements.  Each party hereto agrees that effective upon the Closing, the Lease shall terminate and be of no further force or effect, and Seller and the Selling Affiliates shall have no further obligation thereunder.  Further, each party hereto agrees that effective upon the Closing, the Non-Competition and Non-Solicitation Agreements entered in connection with the Agreement and Plan of Reorganization shall terminate and be of no further force or effect.

SECTION 6.6         Bulk Transfer Laws.  CE hereby waives compliance by Seller and its Affiliates with the provisions of any so-called “bulk transfer law” of any jurisdiction in connection with the sale of the Acquired Assets to CE.

SECTION 6.7         Transfer Taxes; Purchase Price Allocation; Entitlement to Tax Refunds and Credits; Proration of Non-Income Taxes.  (a)  All Transfer Taxes and any filing or recording fees applicable to the Acquisition shall be paid by CE.  Each party shall use reasonable efforts to avail itself of any available exemptions from any such Taxes or fees, and to cooperate with the other party in providing any information and documentation that may be necessary to obtain such exemptions.

(b)           Seller shall allocate the Purchase Price among the Acquired Assets, subject to CE’s consent, such consent not to be unreasonably withheld.  Such allocation will comply with the requirements of Section 1060 of the Code.  Each of Seller and CE agrees that it shall (i) report the sale and purchase of the Acquired Assets for United States Tax purposes in accordance with such allocations and (ii) not take any position inconsistent with such allocations on any of their respective United States Tax returns.

(c)           Seller shall be entitled to any refunds or credits of Taxes relating to any Excluded Tax Liability.  CE shall be entitled to any refunds or credits of Taxes relating to the Acquired Assets, other than any such refunds or credits of Taxes relating to any Excluded Tax Liability.

(d)           Any value-added, goods and services, stamp duties, ad valorem and similar Taxes shall be allocated between portions of a tax period that includes (but does not end on) the Closing Date (a “Straddle Period”) in the following manner: (i) in the case of a Tax imposed in respect of property and that applies ratably to a Straddle Period, the amount of Tax allocable to a portion of the Straddle Period shall be the total amount of such Tax for the period in question multiplied by a fraction, the numerator of which is the total number of days in such portion of such Straddle Period and the denominator of which is the total number of days in such Straddle Period, and (ii) in the case of sales, value added and similar transaction-based Taxes (other than Transfer Taxes), such Taxes shall be allocated to the portion of the Straddle Period in which the relevant transaction occurred.

SECTION 6.8         Mutual Release.  Except for the rights and obligations expressly set forth or excluded in this Agreement, each of CE on the one hand and Seller on the other, for themselves and for each of their respective past and present agents, assigns, transferees, heirs, spouses, relatives, executors, attorneys, administrators, officers, directors, employees, predecessors, subsidiaries, parents, Affiliates, successors, insurers, and representatives (“Releasors”), hereby release and discharge the other and their respective past and present agents, assigns, transferees, heirs, spouses, relatives, executors, attorneys, administrators, officers, directors, employees, predecessors, subsidiaries, parents, Affiliates, successors, insurers, and representatives (“Releasees”) from any and all claims and causes of action, known or unknown, which Releasors now have or may have against any of the Releasees arising through the date of this Agreement, including but not limited to claims relating to the Lease, the Agreement and Plan of Reorganization (and the transactions contemplated thereby), the employment of CE by Seller or any of its Affiliates, ownership of the Shares by CE, discrimination, harassment, retaliation, breach of contract, breach of the implied covenant of good faith and fair dealing, intentional and negligent infliction of emotional distress, violation of privacy rights, violation of any other state or federal law, any charge of discrimination filed by CE against Seller with any state or federal agency, claims for unpaid wages, paid time off, and/or attorneys’ fees and costs incurred in reaching this Agreement.  The parties expressly acknowledge and agree that neither Seller nor CE would enter into this Agreement but for the representation and warranty that CE and Seller are hereby releasing any and all claims of any nature whatsoever arising through the date of this Agreement other than any claims relating to the terms and provisions of this Agreement and the transactions contemplated hereby, known or unknown, whether statutory or at common law, which CE or Seller now has or could assert directly or indirectly against any of the Releasees.

SECTION 6.9         Litigation Standstill.  CE, individually, hereby covenants and agrees that CE shall refrain from initiating, filing, instituting, maintaining or proceeding upon any lawsuit, claim, demand, cause of action, litigation, arbitration or any right of any nature whatsoever, against Seller and its subsidiaries, Affiliates, officers, directors, stockholders, agents or employees, arising out of any subject matter whatsoever through the date of this Agreement other than claims relating to the terms and provisions of this Agreement and the transactions contemplated hereby and from encouraging, advising, preparing for or voluntarily assisting any other person or entity to initiate, institute, maintain or proceed upon any lawsuit, claim, demand, cause of action, litigation, arbitration or any right of any nature whatsoever, against Seller and its subsidiaries, Affiliates, officers, directors, stockholders, agents or employees, arising out of any subject matter whatsoever.  Seller hereby covenants and agrees to refrain from initiating, filing, instituting, maintaining or proceeding upon any lawsuit, claim, demand, cause of action, litigation, arbitration or any right of any nature against CE that was released pursuant to Section 6.8 above.

ARTICLE VII

INDEMNIFICATION

SECTION 7.1         Indemnification by Seller.  From and after the Closing, Seller shall indemnify CE and its Affiliates and each of their respective officers, directors, employees, agents and representatives against and hold them harmless from any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) (“Losses”) suffered or incurred by any such indemnified party to the extent arising from (i) any breach of a covenant or agreement of Seller contained in this Agreement; (ii) the operation of the Business or the Acquired Assets prior to the Closing Date; or (iii) the Excluded Liabilities.  Notwithstanding the forgoing, (x) Seller’s liability under this Section 7.1 shall in no event exceed $100,000.

SECTION 7.2         Indemnification by CE.  From and after the Closing, CE shall jointly and severally indemnify Seller and its Affiliates and each of their respective officers, directors, employees, agents and representatives against and hold them harmless from any Loss suffered or incurred by any such indemnified party to the extent arising from (i) any breach of a covenant or agreement of CE contained in this Agreement; (ii) the operation of the Business or the Acquired Assets on and after the Closing Date; or (iii) the Assumed Liabilities.

SECTION 7.3         Limitations on Liability; Cooperation.  (a)  Notwithstanding any provision herein, neither Seller nor CE shall in any event be liable to the other party or its Affiliates, officers, directors, employees, agents or representatives on account of any indemnity obligation set forth in Section 7.1 or Section 7.2 for any indirect, consequential, special, incidental or punitive damages (including lost profits, loss of use, damage to goodwill or loss of business).  Further, neither Seller nor CE shall have any liability to the other party or its Affiliates, officers, directors, employees, agents or representatives relating to the future or historic financial condition, or results of operations of the Business.

(b)           CE further acknowledges and agrees that, should the Closing occur, their sole and exclusive remedy with respect to any and all claims relating to this Agreement, any Other Transaction Document, the Acquisition, any document or certificate delivered in connection herewith, the Business, the Acquired Assets and the Assumed Liabilities or any Federal, state, local or foreign statute, law, ordinance, rule or regulation or otherwise (other than claims of, or causes of action arising from, fraud) shall be pursuant to the indemnification provisions set forth in this Article VII.  In furtherance of the foregoing, CE hereby waives, from and after the Closing, to the fullest extent permitted under Applicable Law, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud) they or any of their Affiliates may have against Seller and its Affiliates arising under or based upon this Agreement, any Other Transaction Document, the Acquisition, any document or certificate delivered in connection herewith, the Business, the Acquired Assets and the Assumed Liabilities or any Federal, state, local or foreign statute, law, ordinance, rule or regulation or otherwise (except pursuant to the indemnification provisions set forth in this Article VII).

SECTION 7.4         Losses Net of Insurance, etc.  The amount of any Loss for which indemnification is provided under this Article VII shall be net of any amounts recovered or recoverable by the indemnified party under insurance policies with respect to such Loss and shall be reduced to take account of any net Tax benefit (including as a result of any basis adjustment) actually realized by the indemnified party arising from the incurrence or payment of any such Loss.  In computing the amount of any such Tax benefit, the indemnified party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the incurrence or payment of any indemnified Loss.

SECTION 7.5         Termination of Representations and Warranties.  The representations and warranties in this Agreement shall terminate at the Closing.

SECTION 7.6         Procedures Relating to Indemnification for Third Party Claims.  (a)  In order for a party (the “indemnified party”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any person against the indemnified party (a “Third Party Claim”), such indemnified party must notify the indemnifying party in writing, and in reasonable detail, of the Third Party Claim within ten (10) business days after receipt by such indemnified party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been prejudiced as a result of such failure.  Thereafter, the indemnified party shall deliver to the indemnifying party, promptly after the indemnified party’s receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

(b)           If a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party; provided, however, that such counsel is not reasonably objected to by the indemnified party.  Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof.  If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel (not reasonably objected to by the indemnifying party), at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense.  The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has failed to assume the defense thereof.

(c)           If the indemnifying party so elects to assume the defense of any Third Party Claim, all of the indemnified parties shall cooperate with the indemnifying party in the defense or prosecution thereof.  Such cooperation shall include the retention and (upon the indemnifying party’s request) the provision to the indemnifying party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Whether or not the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party’s prior written consent (which consent shall not be unreasonably withheld).

SECTION 7.7         Procedures Related to Indemnification for Other Claims.  In the event any indemnified party should have a claim against any indemnifying party under Section 7.1 or 7.2 that does not involve a Third Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party shall deliver notice of such claim with reasonable promptness to the indemnifying party.  The failure by any indemnified party so to notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to such indemnified party under Section 7.1 or 7.2, except to the extent that the indemnifying party demonstrates that it has been materially prejudiced by such failure.

SECTION 7.8         Tax Treatment of Indemnification Payments.  For all Tax purposes, CE, Seller and each of their respective Affiliates agree to treat any indemnity payment under this Agreement as an adjustment to the Purchase Price received by the Seller for the transactions contemplated by this Agreement unless a final determination (as defined in Section 1313 of the Code) provides otherwise.

SECTION 7.9         Remedies Exclusive.  The remedies provided for in this Article VII shall constitute the sole and exclusive remedy for any post-Closing claims, except in the case of fraud.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.1         Assignment.  This Agreement and the rights and obligations hereunder shall not be assignable or transferable by CE or Seller (including by operation of law in connection with a merger, consolidation or sale of substantially all the assets of CE or Seller) without the prior written consent of the other party hereto; provided, that Seller may assign its rights and obligations hereunder (a) to any direct or indirect wholly owned subsidiary of Seller or (b) to any transferee of all or substantially all of the assets of Seller, in either case without the consent of CE.  Any attempted assignment in violation of this Section 8.1 shall be void.

SECTION 8.2         No Third-Party Beneficiaries.  Except as provided in Article VII, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

SECTION 8.3         Expenses.  Whether or not the transactions contemplated hereby are consummated, and except as otherwise specifically provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.

SECTION 8.4         Attorney Fees.  If any legal action is brought relating to this Agreement or the breach hereof, the prevailing party in any final judgment, or the non-dismissing party in the event of a voluntary dismissal by the party instituting the action, shall be entitled to the full amount of all reasonable expenses, including all court costs and actual attorneys’ fees paid or incurred in good faith.

SECTION 8.5         Amendments.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.  By an instrument in writing CE, on the one hand, or Seller, on the other hand, may waive compliance by the other with any term or provision of this Agreement that such other party was or is obligated to comply with or perform.

SECTION 8.6         Notices.  All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by prepaid telex, cable or telecopy or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand, telexed, cabled or telecopied, or if mailed, three days after mailing (one business day in the case of overnight mail or overnight courier service), as follows:

(a)           if to CE,

2011 Oak Street
Wyandotte, MI 48192

Attention: Matthew J. Cahillane and C. Michael Emery

with a copy to:

The Business Law Advisors
1900 South Boulevard, Suite 304
Charlotte, NC 28203

Attention: B. Andrew Pickens, Jr.; and

(b)           if to Seller,

Crdentia Corp.
5001 LBJ Freeway, Suite 850
Dallas, TX 75244

Attention: Chief Executive Officer

with a copy to:

Morrison & Foerster LLP
12531 High Bluff Drive
San Diego, CA 92130

Attention: Steven G. Rowles, Esq.

SECTION 8.7         Interpretation; Exhibits, Seller Disclosure Schedule and Other Schedules; Certain Definitions.  (a)  The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth therein), (ii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iii) all references herein to Articles, Sections, Appendices, Exhibits or Schedules shall be construed to refer to Articles, Sections, Appendices, Exhibits and Schedules of this Agreement and (iv) the headings contained in this Agreement, the Seller Disclosure Schedule, other Schedules or any Appendix or Exhibit and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Any matter set forth in any provision, subprovision, section or subsection of the Seller Disclosure Schedule shall be deemed set forth for all purposes of the Seller Disclosure Schedule to the extent relevant and reasonably apparent.  The Seller Disclosure Schedule, all other Schedules and all Appendices and Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in the Seller Disclosure Schedule, any other Schedule or any Appendix or Exhibit annexed hereto but not otherwise defined therein, shall have the meaning as defined in this Agreement.  In the event of an ambiguity or a question of intent or interpretation, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(b)           For all purposes hereof:

“Accounts Payable” means all accounts payable and liabilities, obligations and commitments, regardless of when asserted, billed or imposed, of Seller or the Selling Affiliates as of the end of the day immediately prior to the Closing Date.

“Accounts Receivable” means all accounts receivable, notes receivable and other indebtedness due and owed by any third party to Seller or the Selling Affiliates as of the end of the day immediately prior to the Closing Date, including all trade accounts receivable representing amounts receivable in respect of goods shipped, products sold or services rendered prior to the day immediately prior to the Closing Date and the full benefit of any security for such accounts or debts.

“Additional Network Server” means the network server located at the principal office of the Business that was purchased by Seller following the closing of the transactions contemplated by the Agreement and Plan of Reorganization and primarily runs Seller’s Austin and San Antonio offices.

“Affiliate” means, with respect to any specified person, any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person; and for the purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement and Plan of Reorganization” means the Agreement and Plan of Reorganization by and among Seller, HIP Holding, Inc. and the shareholders of HIP Holding, Inc. dated March 28, 2005.

“Applicable Laws” means all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity

“Assumption Agreement” means the assumption agreement to be executed by CE to evidence its assumption of the Assumed Liabilities.

“Bill of Sale” means a bill of sale and assignment with respect to the Acquired Assets.

“Business” means Seller’s and the Selling Affiliates’ temporary nurse staffing business in the Detroit, Michigan metropolitan area.

“business day” means any day, other than a Saturday or Sunday, on which commercial banks are not required or authorized to close in the City of New York.

 “Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Confidential Information” shall mean all Trade Secrets and other confidential and/or proprietary information of a person, including information derived from reports, investigations, research, work in progress, codes, marketing and sales programs, financial projections, cost summaries, pricing formulae, contract analyses, financial information, projections, confidential filings with any state or federal agency, and all other confidential concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of such person by its employees, officers, directors, agents, representatives, or consultants.

“dollars” or “$” means lawful money of the United States of America.

“Existing Network Server” means the network server that has been located at the principal office of the Business since prior to the closing of the transactions contemplated by the Agreement and Plan of Reorganization.

“Governmental Entity” means Federal, state or local government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality.

“including” means including, without limitation.

“knowledge of Seller” means the current actual knowledge of (i)  John Kaiser; and (ii) James J. TerBeest.

“Lease” means the Building Lease dated March 2005 by and among Ladder Company, LLC, a Michigan limited liability company and Seller, as amended.

“Material Adverse Effect” means a material adverse effect on (i) the Acquired Assets and the Business, taken as a whole, or (ii) the ability of Seller to consummate the Acquisition.  For purposes of this Agreement, “Material Adverse Effect” shall exclude any effects to the extent resulting from (A) changes in the United States or foreign economies in general, (B) changes in industries relating to the Business in general and not specifically relating to the Business, (C) the announcement by Seller of its intention to sell the Acquired Assets, (D) the completion of the Acquisition or (E) the execution of this Agreement (including the disclosure of the identity of CE) or any Other Transaction Document and the consummation of the transactions contemplated hereby or thereby.

“Other Transaction Documents” means (i)  the Bill of Sale, and (ii) the Assumption Agreement.

“person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

“Post-Closing Tax Period” shall mean all taxable periods beginning and ending after the Closing Date and the portion beginning on the day after the Closing Date of any Straddle Period.

“Pre-Closing Tax Period” shall mean all taxable periods ending on or before the Closing Date and the portion ending on the Closing Date of any taxable period that includes (but does not end on) the Closing Date.

“Selling Affiliate” means each Affiliate of the Seller identified in Section 1(a)(i) of the Seller Disclosure Schedule.

“subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests of which) is owned directly or indirectly by such first person or by another subsidiary of such person.

“Tax” or “Taxes” shall mean all Federal, state, local and foreign taxes and similar assessments (other than Transfer Taxes), including all interest, penalties and additions imposed with respect to such amounts.

“Trade Secrets” shall mean all trade secrets under applicable law and other rights in know-how and confidential or proprietary information, processing, manufacturing or marketing information, including new developments, inventions, processes, ideas or other proprietary information that provide Seller and the Selling Affiliates with advantages over competitors who do not know or use it and documentation thereof (including related papers, blueprints, drawings, research data and results, flowcharts, diagrams, chemical compositions, formulae, diaries, notebooks, specifications, designs, methods of manufacture, processing techniques, data processing software, compilations of information, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals) and all claims and rights related thereto.

“United States” means the United States of America, including its territories and possessions (excluding all military bases and other military installations outside of the continental United States, Alaska, Hawaii and Washington, D.C.).

(c)           The following terms have the meanings given such terms in the Sections set forth below:

Term	Section
Accounts Payable	8.7(b)
Accounts Receivable	8.7(b)
Acquired Assets	1.2(a)
Acquisition	1.1
Additional Network Server	8.7(b)
Affiliate	8.7(b)
Agreement and Plan of Reoganization	8.7(b)
Applicable Laws	8.7(b)
Assumed Liabilities	1.3(a)
Assumption Agreement	8.7(b)
Bill of Sale	8.7(b)
Business	8.7(b)
business day	8.7(b)
CE	Preamble
Closing	2.1
Closing Date	2.1
Code	8.7(b)

Term	Section
Confidential Information	8.7(b)
Contracts	1.2(a)(i)
Dollars	8.7(b)
Excluded Assets	1.2(b)
Excluded Contracts	1.2(b)(iii)
Excluded Liabilities	1.3(b)
Excluded Other Rights	1.2(b)(v)
Excluded Permits	1.2(b)(iv)
Excluded Records	1.2(b)(vi)
Excluded Tax Liability	1.3(b)(ii)
Existing Network Server	8.7(b)
Fee	5.3
Governmental Entity	8.7(b)
including	8.7(a)
indemnified party	7.6
Knowledge of Seller	8.7(b)
Lease	8.7(b)
Liabilities	1.3(a)
Liens	3.2(a)
Losses	7.1
Material Adverse Effect	8.7(b)
Other Rights	1.2(a)(iii)
Other Transaction Documents	8.7(b)
Permits	1.2(a)(ii)
Permitted Liens	3.4(a)
Person	8.7(b)
Post-Closing Tax Period	8.7(b)
Pre-Closing Tax Period	8.7(b)
Purchase Price	1.1
CE	Preamble
Records	1.2(a)(iv)
Releasees	6.8
Releasors	6.8
Security Interest	6.2
Seller	Preamble
Seller Disclosure Schedule	Article III
Selling Affiliate	8.7(b)
Shares	1.1
Straddle Period	6.6(d)
Subsidiary	8.7(b)
Systran	6.2
Tax	8.7(b)
Taxes	8.7(b)
Third Party Claim	7.6

Term	Section
Trade Secrets	8.7(b)
Transfer Taxes	1.3(a)(vi)
Transferred Contracts	1.2(a)(i)
Transferred Other Rights	1.2(a)(iii)
Transferred Permits	1.2(a)(ii)
Transferred Records	1.2(a)(iv)
United States	8.7(b)

SECTION 8.8         Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

SECTION 8.9         Entire Agreement.  This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.  Neither party shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the Seller Disclosure Schedule.

SECTION 8.10       Fees.  Each of Seller and CE hereby represents and warrants to the other that no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Acquisition based upon arrangements made by or on behalf of Seller or CE, as applicable.

SECTION 8.11       Severability.  If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.

SECTION 8.12       Consent to Jurisdiction.  Each of CE and Seller irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of Texas for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby or thereby.  Each of CE and Seller agrees to commence any such action, suit or proceeding either in the United States District Court in the State of Texas or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in state court of the State of Texas.  Each of CE and Seller further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address(es) set forth above shall be effective service of process for any action, suit or proceeding in Texas with respect to any matters to which it has submitted to jurisdiction in this Section 8.12.  Each of CE and Seller irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby or thereby in (i) the state and federal courts sitting in the State of Texas, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 8.13       Waiver of Jury Trial.  Each party hereto hereby waives to the fullest extent permitted by Applicable Law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement or any transaction contemplated hereby or thereby.  Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.13.

SECTION 8.14       GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE.

IN WITNESS WHEREOF, Seller and CE have duly executed this Agreement as of the date first written above.

CRDENTIA CORP.

By:
Name:
Title:

By:
Matthew J. Cahillane

By:
C. Michael Emery

[Signature Page to the Asset Purchase Agreement]

Exhibit 99.1

Crdentia Corp.
Unaudited Pro Forma Consolidated Financial Statements

The unaudited pro forma consolidated financial statements present financial information of Crdentia Corp. (the “Company”) giving effect to the sale of the Company’s Detroit, Michigan operations.  The unaudited pro forma consolidated statements of operations for the three months ended March 31, 2007 and the year ended December 31, 2006 present the consolidated results of operations of the Company, assuming the sale occurred on January 1, 2007 and January 1, 2006, respectively.  The unaudited pro forma consolidated balance sheet as of March 31, 2007 presents the consolidated financial position of the Company, assuming the sale had been completed on March 31, 2007.

The unaudited pro forma consolidated financial statements include specific assumptions and adjustments related to the sales described above.  The adjustments are based upon presently available information and assumptions that management believes are reasonable under the circumstances as of the date of this filing.  However, actual adjustments may differ materially from the information presented in future filings.

The unaudited pro forma consolidated financial statements presented are for informational purposes only.  They are not intended to represent or be indicative of the consolidated results of operations or financial position that would have occurred had the sale been completed as of the dates presented nor are they intended to be indicative of future results of operations or financial positions.  The unaudited pro forma consolidated financial statements, including notes thereto, should be read in conjunction with the historical financial statements of the Company included in its Annual Report on Form 10-K for the year ended December 31, 2006.

Crdentia Corp.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

	at March 31, 2007
	Crdentia	Pro Forma
	Corp.	Adjustments		Pro Forma
Current assets:
Cash and cash equivalents	$316,479	$300,000	(a)	$616,479
Accounts receivable	5,562,352	(543,068	)(d)	5,019,284
Other current assets	1,236,814	(6,684	)(d)	1,219,622
		(10,508	)(c)
Total current assets	7,115,645	(260,260)		6,855,385

Property and equipment, net	453,173	(39,130	)(c)	414,043
Goodwill	14,532,917	—		14,532,917
Intangible assets, net	1,382,515	(188,100	)(c)	1,194,415
Other assets	394,420	—		394,420
Net assets of discontinued operations	—	539,390	(d)	539,390

Total assets	$23,878,670	$51,900		$23,930,570

Current liabilities:
Revolving lines of credit	$4,056,383	$—		$4,056,383
Accounts payable and accrued expenses	3,440,033	(10,362	)(d)	3,429,671
Due to iVOW	700,693	—		700,693
Accrued employee compensation and benefits	832,835	—		832,835
Current portion of notes payable	1,410,000	—		1,410,000
Notes payable to lender	2,400,000	—		2,400,000
Other current liabilities	733,203	—		733,203
Total current liabilities	13,573,147	(10,362)		13,562,785

Debentures	446,250	—		446,250
Long term bonus payable	925,523	—		925,523
Other long-term liabilities	582,032	—		582,032

Total liabilities	15,526,952	(10,362)		15,516,590

Commitments and contingencies

Stockholders’ equity:
Common stock	2,331	(13	)(b)	2,318
Additional paid-in capital	134,224,855	(62,887	)(b)	134,161,968
Accumulated deficit	(125,875,468)	125,162	(c)	(125,750,306)
Total stockholders’ equity	8,351,718	62,262		8,413,980

Total liabilities and stockholders’ equity	$23,878,670	$51,900		$23,930,570

Crdentia Corp.

Unaudited Pro Forma Condensed Consolidated Statements of Operations

	Three Months Ended March 31, 2007
	Crdentia	Pro Forma
	Corp.	Adjustments		Pro Forma

Revenue from services	$9,020,437	$(923,108	)(e)	$8,097,329
Direct operating expenses	7,103,505	(718,325	)(e)	6,385,180
Gross profit	1,916,932	(204,783)		1,712,149

Operating expenses:
Selling, general, and administrative expenses	3,007,834	(91,084	)(e)	2,916,750
Gain from sale of assets	—	(125,162	)(c)	(125,162)
Non-cash stock based compensation	3,391,392	—		3,391,392
Total operating expenses	6,399,226	(216,246)		6,182,980

Loss from operations	(4,482,294)	11,463		(4,470,831)

Interest expense, net	(2,106,786)	—		(2,106,786)

Loss before income taxes	(6,589,080)	11,463		(6,577,617)

Income tax expense	—	—		—

Net loss attributable to common stockholders	$(6,589,080)	$11,463		$(6,577,617)

Basic and diluted loss per common share attributable to common stockholders	$(0.38)			$(0.38)

Weighted average number of common shares outstanding	17,365,298	(128,367	)(b)	17,236,931

Crdentia Corp.

Unaudited Pro Forma Condensed Consolidated Statements of Operations

	Year Ended December 31, 2006
	Crdentia	Pro Forma
	Corp.	Adjustments		Pro Forma

Revenue from services	$40,137,832	$(4,393,337	)(e)	$35,744,495
Direct operating expenses	32,106,292	(3,529,482	)(e)	28,576,810
Gross profit	8,031,540	(863,855)		7,167,685

Operating expenses:
Selling, general, and administrative expenses	12,465,773	(477,286	)(e)	11,988,487
Loss on impairment of goodwill and intangibles	10,123,000	—		10,123,000
Gain from settlement of acquisition claim	(964,618)	—		(964,618)
Gain from sale of assets	—	(125,162	)(c)	(125,162)
Gain on settlement of debt	(2,691,277)	—		(2,691,277)
Non-cash stock based compensation	1,844,383	—		1,844,383
Total operating expenses	20,777,261	(602,448)		20,174,813

Loss from operations	(12,745,721)	(261,407)		(13,007,128)

Interest expense, net	(3,327,208)	—		(3,327,208)

Loss before income taxes	(16,072,929)	(261,407)		(16,334,336)

Income tax expense	—	—		—

Net loss	$(16,072,929)	$(261,407)		$(16,334,336)

Deemed dividend on exchange of preferred stock and warrants for common stock	(45,554,618)	—		(45,554,618)

Net loss attributable to common stockholders	$(61,627,547)	$(261,407)		$(61,888,954)

Basic and diluted loss per common share attributable to common stockholders	$(5.52)			$(5.60)

Weighted average number of common shares outstanding	11,174,099	(128,367	)(b)	11,045,732

Notes to the Unaudited Pro Forma Consolidated Financial Statements

Note 1.  Pro Forma Assumptions

Pro forma adjustments:

The accompanying unaudited pro forma condensed consolidated financial statements have been prepared as if the divestiture was completed on March 31, 2007 for consolidated balance sheet purposed as of January 1, 2007 and 2006 for consolidated statements of operations for the three months ended March 31, 2007 and year ended December 31, 2006, respectively, and reflect the following pro forma adjustments:

(a) To reflect the cash portion of the sale consideration of $300,000.

(b) To reflect the stock portion of the sale consideration in which 128,367 shares of the Company’s common stock previously issued to the Purchasers in March 2005 during the acquisition of Health Industry Professionals, LLC were returned and cancelled.  The determination of the fair value of the stock was $62,900 and was based on the closing price of the Company’s stock on June 29, 2007.

(c) To reflect the sale of assets and the gain on the sale of assets.

(d) To reflect the remaining assets and liabilities associated with the Detroit operations as discontinued operations.

(e) To reflect the removal of the Detroit operations for the three months ended March 31, 2007 and the year ended December 31, 2006.